Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "EAGLE MOUNTAIN CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF OCTOBER, A.D. 2015, AT 11:48 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

3569585 8100
SR# 20150619554

Authentication: 10295275
Date: 10-24-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:48 AM 10/23/2015
FILED 11:48 AM 10/23/2015
SR 20150619554 - File Number 3569585

EAGLE MOUNTAIN CORPORATION
CERTIFICATE OF DESIGNATION, POWE
PREFERENCES AND RIGHTS OF
SERIES E CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned, Chief Executive Officer of Eagle Mountain Corporation, a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation on August 14, 2015:

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of 20,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation, in such series and with such designations and such powers, preferences, rights, qualifications, limitations and restrictions thereof as the Corporation's Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series; and

NOW, THEREFORE, BE IT RESOLVED:

1. Designation and Authorized Shares. The Corporation shall be authorized to issue Eight Million (8,000,000) shares of Series E Convertible Preferred Stock, par value $0.001 per share (the "Series E Preferred Stock").

2. Stated Value. Each share of Series E Preferred Stock shall have a stated value of One Thousandth of a dollar ($0.001) (the "Stated Value").

3. Voting. Except as otherwise expressly required by law, each holder of Series E Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to the number of votes for each share of Series E Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, equal to the number of shares of Common Stock such shares of Series E Preferred Stock are convertible into at such time. Except as otherwise required by law, the holders of shares of Series E Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

4. Liquidation. Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series E Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value. All preferential amounts to be paid to the holders of Series E Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series E Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation's Common Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series E Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series E Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full. Any distribution in connection with the liquidation, dissolution or winding up of the Company, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Company.

5. Conversion. At the option of the holder ("Voluntary Conversion") of the Series E Preferred Stock, each share of Series E Preferred Stock shall convert into Five (5) shares of Common Stock of the Company, subject to adjustments set forth in Section 10 herein. The Voluntary Conversion of Series E Preferred Stock shall be conducted in the following manner:

(i) To convert Series E Preferred Stock into full shares of Common Stock on any date (the "Voluntary Conversion Date"), the holder thereof shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit A (the "Conversion Notice"), to the Corporation, and (B) with respect to the final conversion of shares of Series E Preferred Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Corporation as soon as practicable following such Voluntary Conversion Date but in no event later than five (5) business days after such date the original certificates representing the shares of Series E Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

(ii) Within five (5) business days following the Conversion Notice delivery date (the "Share Delivery Date"), the Corporation shall transmit the shares of Common Stock to the holder by crediting the account of the holder's prime broker with The Depository Trust Corporation through its Deposit or Withdrawal at Custodian system ("DWAC") if the Corporation is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the shares to or resale of the shares by the holder or (B) the shares are eligible for resale by the holders without volume or manner-of-sale limitations

pursuant to Rule 144, and otherwise by physical delivery to the holder. In case of conversion under this Section of only a part of the shares of Series E Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall issue and deliver a new certificate for the number of shares of Series E Preferred Stock which have not been converted, upon receipt of the original certificate or certificates representing shares of Series E Preferred Stock so converted. Until such time as the certificate or certificates representing shares of Series E Preferred Stock which have been converted are surrendered to the Corporation and a certificate or certificates representing the Common Stock into which such shares of Series E Preferred Stock have been converted have been issued and delivered, the certificate or certificates representing the shares of Series E Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Series E Preferred Stock have been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series E Preferred Stock.

(iii) In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Corporation shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than five (5) business days after receipt of such holder's Conversion Notice. If such holder and the Corporation are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within three (3) business days of such disputed arithmetic calculation being submitted to the holder, then the Corporation shall within one (3) business days submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Corporation's independent, outside accountant. The Corporation shall cause the accountant to perform the calculations and notify the Corporation and the holder of the results no later than three (3) business days from the time it receives the disputed calculations. Such accountant's calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Corporation, in the event the holder's calculation was correct, or by the holder, in the event the Corporation's calculation was correct, or equally by the Corporation and the holder in the event that neither the Corporation's or the holder's calculation was correct.

(iv) The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series E Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Voluntary Conversion Date.

6. Record Holders. The Corporation and its transfer agent, if any, for the Series E Preferred Stock may deem and treat the record holder of any shares of Series E Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

7. Reservation. The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series E Preferred Stock from time to time outstanding.

8. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series E Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series E Preferred Stock, including without limitation cancel or modify adversely and materially the voting rights as provided in Section 3 herein.

9. Amendment. The provisions hereof and the Certificate of Incorporation, as amended, of the Corporation shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series E Preferred Stock without, in addition to any other vote of stockholders required by law, the affirmative vote of the holders of a majority of the outstanding shares of Series E Preferred Stock, voting together as a single class.

10. Certain Adjustments.

10.1 *Stock Dividends and Stock Splits*. If the Corporation, at any time while the Series E Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the Series E Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series E Preferred Stock shall receive such consideration as if such number of shares of Series E Preferred Stock had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of one share of Common Stock. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

10.2 *Fundamental Transaction*. If, at any time while the Series E Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then, upon any subsequent conversion of this Series E Preferred Stock, the holders

shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock.

11. Distribution. If the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Company's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then the holders of Series E Preferred Stock shall be entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation, Powers, Preferences and Rights of Series E Preferred Stock this 14th day of August 2015.

EAGLE MOUNTAIN CORPORATION

By: /s/ Ronald Cormick
Name: Ronald Cormick
Title: Chief Executive Officer

Exhibit A

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Series E Convertible Preferred Stock of Eagle Mountain Corporation (the "Certificate of Designation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares"), of Eagle Mountain Corporation, a Delaware corporation (the "Corporation"), indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Formula

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:

Email address:

Authorization:

By:
Title:

Dated: